Exhibit 99.1

Marshall & Ilsley Corporation
770 North Water Street
Milwaukee, WI 53202
414 765-7700 Main
News Release		414 298-2921 Fax
mibank.com

For Release:	Immediately

Contact:	Randall J. Erickson Marshall & Ilsley Corporation 414 765-7809

MARSHALL & ILSLEY CORPORATION SHAREHOLDERS APPROVE

TRANSACTION TO SPLIT COMPANIES

Milwaukee, Wis. – Oct. 25, 2007 – Marshall & Ilsley Corporation (NYSE: MI) (M&I) announced today that its shareholders approved the transactions that will split Marshall & Ilsley Corporation and Metavante Corporation into independent public companies.

Assuming satisfaction of all remaining closing conditions, M&I expects to complete the transaction on November 1, 2007.

The shares of each company’s common stock have been authorized for listing on the New York Stock Exchange. Beginning on November 2, 2007, new Marshall & Ilsley Corporation will be traded under the same symbol as old Marshall & Ilsley Corporation, “MI”, and Metavante Technologies, Inc. (the name of the new holding company) will be traded under the symbol “MV.”

The NYSE has informed Marshall & Ilsley Corporation that, assuming a November 1, 2007 closing date, the common stock of new Marshall & Ilsley Corporation, Metavante, and old Marshall & Ilsley Corporation will trade as follows:

•	Shares of old Marshall & Ilsley Corporation will continue to trade on the NYSE under the symbol “MI” up to and including November 1, 2007.

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The NYSE will establish when-issued trading markets for the stock of new Marshall & Ilsley Corporation and Metavante Technologies, Inc. beginning on October 29, 2007, under the symbols “MI WI” and “MV WI”, respectively.

•	When-issued trading in the stock of new Marshall & Ilsley Corporation and Metavante Technologies, Inc. will end on the close of trading on November 1, 2007.

•	Following November 1, 2007, shares of old Marshall & Ilsley Corporation will no longer trade on the NYSE or any other market.

•	Regular trading in the stock of new Marshall & Ilsley Corporation and Metavante Technologies, Inc. will begin on November 2, 2007, under the symbols “MI” and “MV”, respectively.

Accordingly, if shareholders sell their shares of old Marshall & Ilsley Corporation on or prior to November 1, 2007, they will not receive shares of new Marshall & Ilsley Corporation or Metavante Technologies, Inc.

Marshall & Ilsley Corporation (NYSE: MI) is a diversified financial services corporation headquartered in Milwaukee, Wis., with $60.8 billion in assets. Founded in 1847, M&I Marshall & Ilsley Bank is the largest Wisconsin-based bank, with 192 offices throughout the state. In addition, M&I has 49 locations throughout Arizona; 30 offices along Florida’s west coast and in central Florida; 14 offices in Kansas City and nearby communities; 22 offices in metropolitan Minneapolis/St. Paul, and one in Duluth, Minn.; three offices in Tulsa, Okla.; and one office in Las Vegas, Nev. M&I’s Southwest Bank subsidiary has 17 offices in the greater St. Louis area. On April 3, 2007, Marshall & Ilsley Corporation announced its plans to split Metavante Corporation and Marshall & Ilsley Corporation into independent publicly traded companies. M&I also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments, and insurance services from offices throughout the country and on the Internet (www.mibank.com or www.micorp.com). M&I’s customer-based approach, internal growth, and strategic acquisitions have made M&I a nationally recognized leader in the financial services industry.

Metavante Corporation delivers banking and payments technologies to over 8,600 financial services firms and businesses worldwide. Metavante products and services drive account processing for deposit, loan and trust systems, image-based and conventional check processing, electronic funds transfer, consumer healthcare payments, electronic presentment and payment, and business transformation services. Headquartered in Milwaukee, Metavante (www.metavante.com) is wholly owned by Marshall & Ilsley Corporation (NYSE: MI).

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